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                                    EXHIBIT 5

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(202) 274-2000

December 16, 2004

The Board of Directors
OC Financial, Inc.
6033 Perimeter Drive
Dublin, Ohio 43017

                RE:     OC FINANCIAL, INC.
                        COMMON STOCK PAR VALUE $0.01 PER SHARE

Ladies and Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of OC Financial, Inc. (the "Company") Common Stock, par value $0.01 per share ("Common Stock"). We have reviewed the Company's Articles of Incorporation, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold pursuant to the Company's prospectus and the Ohio Central Savings Plan of Conversion and Reorganization from Mutual to Stock Form, will be duly authorized, legally issued, fully paid and non-assessable.

        We have relied on the laws of the state of Maryland in providing this opinion. This opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters," and for inclusion as an exhibit to the Registration Statement on Form SB-2.

                                        Very truly yours,

                                        /s/ LUSE GORMAN POMERENK & SCHICK
                                        ---------------------------------
                                        LUSE GORMAN POMERENK & SCHICK
                                        A PROFESSIONAL CORPORATION